Press Release

iStar Announces the Completion of the Sale of its Preferred Freezer Net Lease Assets

NEW YORK, July 1, 2019

iStar Inc. (NYSE: STAR) announced that it has closed on the previously announced sale of its portfolio of seven cold storage properties leased to Preferred Freezer Services, LLC for a price of $442.5 million, including the assumption of $228 million of debt by the purchaser. The Company currently expects to record a gain of approximately $220 million in its financial statements for the second quarter of 2019. iStar intends to use the net sale proceeds for new investments and working capital.

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iStar Inc. (NYSE: STAR) is focused on reinventing the ground lease sector, unlocking value for real estate owners throughout the country by providing modern, more efficient ground leases on all types of properties. As the founder, investment manager and largest shareholder of Safehold Inc. (NYSE:SAFE), the first publicly traded company to focus on modern ground leases, iStar is helping create a logical new approach to the way real estate is owned, and continues to use its historic strengths in finance and net lease to expand this unique platform. Recognized as a consistent innovator in the real estate markets, iStar specializes in identifying and scaling newly discovered opportunities and has completed more than $40 billion of transactions over the past two decades. Additional information on iStar is available on its website at www.istar.com.

Client Contact:

Barclay G. Jones III
Executive Vice President
Head of Net Lease Investments
T: 212.930.9433
E: bjones@istar.com

Investor Relations Contact:

Jason Fooks
Senior Vice President
Investor Relations & Marketing
T: 212.930.9400
E: investors@istar.com